FOR IMMEDIATE RELEASE

CONTACT: Vince Estrada, VISICU Senior Vice President and Chief Financial Officer (410)-843-4530, vestrada@visicu.com
VISICU Reports Third Quarter Results
Delivers Strong Results; Well Positioned for 2008 and Beyond
Baltimore, Maryland — November 6, 2007 — VISICU, Inc. (Nasdaq: EICU), a healthcare information technology and clinical solutions company focused on transforming the delivery of care to the highest acuity patients in the hospital, today announced financial results for the third quarter of 2007. The company reported significantly higher revenue and operating income for the third quarter over the same quarter from the prior year:
-	Revenue for the third quarter was $10.1 million, a 23% increase over the same quarter last year.
-	Adjusted operating income for the third quarter increased to $3.6 million, resulting in a 36% adjusted operating margin, from adjusted operating income of $2.5 million and an adjusted operating margin of 30% for the same quarter last year. Adjusted operating income and adjusted operating margin exclude non-cash stock-based compensation expense included in the GAAP results.
-	GAAP operating income for the third quarter increased to $2.8 million, resulting in a 28% operating margin, from GAAP operating income of $2.0 million and operating margin of 24% for the same quarter last year. GAAP operating income includes non-cash stock-based compensation expense of $862,000 and $461,000 in the third quarter of 2007 and 2006, respectively.
-	Net income for the third quarter of 2007 increased to $2.9 million, or $0.08 per diluted share, from $2.5 million, or $0.07 per diluted share for the same quarter last year.
-	Total revenue backlog at the end of the second quarter was $61.2 million.
“We are pleased with our strong financial results and position,” said Frank Sample, Chairman and CEO of VISICU. “With the recent investments in our sales, marketing and customer focused activities, as well as the exciting developments regarding our intellectual property announced last week, we believe we are well-positioned to build upon our leadership position in 2008. Our primary focus is to work with our customers to optimize their results with the eICU® Program; to leverage the results our customers are achieving to accelerate market adoption as we transition from early adopters to the early majority; and to defend and build upon the strength of our intellectual property portfolio. We plan to continue to invest resources into these priorities throughout the remainder of this year and next. ”

Conference Call Information
A conference call and audio webcast will be held today, Tuesday, November 6, 2007 at 4:30 p.m. ET. Participants can access the call by dialing 719-325-4877 or access the audio webcast directly at http://investors.visicu.com/eventdetail.cfm?eventid=45750 or through the company’s website at www.VISICU.com. A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 p.m. (ET) on Tuesday, November 13, 2007. To access the replay, dial 719-457-0820 and enter the conference passcode number: 9848522. A replay will also be archived online on the company’s corporate website at www.VISICU.com.
About VISICU, Inc.
VISICU, Inc. is a healthcare information technology and clinical solutions company transforming the delivery of critical care through its eICU Program. The eICU Program restructures the practice of critical care by using remote monitoring technology to allow systems to centralize scarce critical care trained staff to improve coverage and to allow intervention to prevent or manage crises. For more information, visit www.VISICU.com. VISICU® and eICU® are registered trademarks of VISICU, Inc. All rights reserved. visicu-f
Safe Harbor Statement
This release contains forward-looking statements that are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements. It is important to note that the company’s performance, and actual results, financial condition or business could differ materially from those expressed in the forward-looking statements. The words “outlook”, “positions us”, “guidance”, “expects”, “estimates”, “intends”, “plans”, “projects”, “anticipates”, “believes” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of the company’s principal product offering and any new product releases, the performance and reliability of our products and services, the company’s ability to attract and retain new customers, renewal rates of the company’s existing customers, financial and budget constraints of hospitals, changes in the company’s or competitors’ pricing practices, quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, the introduction or availability of competing products or services and other competitive factors, changes in the government regulation of our products and services, and the possibility of unfavorable outcomes in regulatory and legal proceedings relating to VISICU’s patent that are pending currently or that could be initiated in the future. Additional discussion of these and other factors affecting the company’s business is contained in the company’s periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

Use of Non-GAAP Financial Measures
Adjusted operating income (loss) and adjusted operating margins as described in this release and in the attached financial statement tables are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP operating income (loss) and operating margins. Management believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provides for consistency in financial reporting. Management provides these non-GAAP financial measures because it believes they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP measures are provided to enhance investor’s overall understanding of the company’s current financial performance and the company’s future prospects. For the reconciliation of adjusted operating income (loss) and operating margins to GAAP, please refer to the information included in the attached tables of this press release.

Visicu, Inc.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Revenues	$8,158	$10,050	$22,356	$27,844

Direct cost of revenues	1,539	1,778	4,380	5,141

Gross profit	6,619	8,272	17,976	22,703

Operating expenses	4,629	5,485	14,418	16,768

Income from operations	1,990	2,787	3,558	5,935

Interest income	1,571	1,645	2,896	4,944
Interest expense	(1)	(1)	(5)	(8)

Income before income taxes	3,560	4,431	6,449	10,871

Income tax expense	1,060	1,571	2,392	3,907

Net income	$2,500	$2,860	$4,057	$6,964

Net income per share:
Basic	$0.08	$0.09	$0.18	$0.21
Diluted	$0.07	$0.08	$0.13	$0.20

Weighted-average shares outstanding used in computing per share amounts:
Basic	31,987	32,927	22,301	32,645
Diluted	34,628	34,606	32,177	34,564

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2006	2007

Income from operations	$1,990	$2,787

Non-cash stock-based compensation	461	862

Adjusted income from operations	$2,451	$3,649

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2007

Income from operations	$3,558	$5,935

Non-cash stock-based compensation	1,690	2,288

Adjusted income from operations	$5,248	$8,223

Visicu, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	September 30,
	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,188	$113,039
Marketable securities	46,047	17,972
Accounts receivable	11,465	8,659
Prepaid expenses and other current assets	1,686	2,414
Deferred tax assets	7,915	5,881

Total current assets	141,301	147,965

Property and equipment, net	1,631	1,481
Deferred contract costs	4,477	4,167
Marketable securities	2,960	—
Deferred tax assets	6,140	6,073
Other assets	503	323

Total assets	$157,012	$160,009

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,244	$2,856
Accrued compensation and related costs	1,581	1,432
Deferred revenue	30,290	23,883
Other current liabilities	27	28

Total current liabilities	33,142	28,199

Other long-term liabilities	468	319
Deferred revenue	19,074	15,889

Total liabilities	52,684	44,407

Stockholders’ equity	104,328	115,602

Total liabilities and stockholders’ equity	$157,012	$160,009

Visicu, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2007

Net income	$4,057	$6,964
Adjustments to reconcile net income to net cash provided by operating activities	3,929	3,695
Changes in operating assets and liabilities	2,026	(4,312)

Net cash provided by operating activities	10,012	6,347

Purchases of property and equipment	(429)	(485)
Maturities (purchases) of marketable securities	(33,540)	31,035
Other investing activity changes	(32)	(183)

Net cash provided by (used in) investing activities	(34,001)	30,367

Proceeds from issuance of common stock, net of costs	100,720	—
Exercise of options to purchase common stock	799	614
Excess tax benefit from stock-based compensation	145	1,541
Other financing activity changes	(18)	(18)

Net cash provided by financing activities	101,646	2,137

Net increase in cash and cash equivalents	77,657	38,851
Cash and cash equivalents at beginning of period	11,379	74,188

Cash and cash equivalents at end of period	$89,036	$113,039

Contact Information: VISICU, Inc. Vincent E. Estrada, SVP and Chief Financial Officer (410) 843-4530, vestrada@visicu.com